Exhibit 99.1

[Crown Media Holdings Logo]

For Immediate Release

Crown Media Holdings Announces Renewal of

Distribution Agreement with EchoStar

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Hallmark Channel Will Be Distributed to Over 80 Million Subscribers

STUDIO CITY, CA - March 8, 2007 - Crown Media Holdings, Inc. (NASDAQ: CRWN), owner and operator of Hallmark Channel, today announced it has entered into a multi-year agreement with EchoStar Communications Corporation that provides for the continued distribution of Hallmark Channel and Hallmark Movie Channel on EchoStar's DISH Network™.

Hallmark Channel will be repositioned to DISH Network's AT200 package beginning in April, bringing Hallmark Channel's total distribution from its current level of 76.2 million subscribers to more than 80 million subscribers. The Hallmark Movie Channel will be carried on DISH Network's AT250 package, increasing total distribution to more than 5 million subscribers.

"We are delighted to renew our affiliation agreement for Hallmark Channel and Hallmark Movie Channel with EchoStar on such mutually agreeable terms," said Henry Schleiff, President and CEO of Crown Media Holdings. "We are particularly appreciative that we could extend and significantly grow this partnership."

About Crown Media Holdings

Crown Media Holdings, Inc. (NASDAQ: CRWN) owns and operates cable television channels dedicated to high quality, broad appeal, entertainment programming. The Company currently operates and distributes Hallmark Channel in the U.S. to more than 76 million subscribers. The program service is distributed through more than 5,300 cable systems and communities as well as direct-to-home satellite services across the country.  Hallmark Channel consistently ranks among the top ten ad-supported cable networks in Prime Time and Total Day household ratings and is the nation's leading network in providing quality family programming. Crown Media also operates a second 24-hour linear channel, Hallmark Movie Channel.  Significant investors in Crown Media Holdings include: Hallmark Entertainment

Holdings, Inc., a subsidiary of Hallmark Cards, Incorporated, Liberty Media Corp., and J.P. Morgan Partners (BHCA), LP, each through their investments in Hallmark Entertainment Investments Co.; VISN Management Corp., a for-profit subsidiary of the National Interfaith Cable Coalition; and The DIRECTV Group, Inc.

Forward-looking Statements

Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; and other risks detailed in the Company's filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company's most recent 10-K and 10-Q Reports. Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

For additional information, please contact:

Investors and Financial Press Media

Mindy Tucker Nancy Carr

IR Focus Hallmark Channel

914.725.8128 818.755.2643

mindy@irfocusllc.com nancycarr@hallmarkchannel.com

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